Exhibit 99.9

BioLargo Secures Financing for its Advanced Wound Care Products Targeting FDA Application, Approval and Commercialization through its Subsidiary Clyra Medical Technologies

SANTA ANA, CA--( January 6, 2016) - BioLargo, Inc. (OTCQB: BLGO) subsidiary Clyra Medical Technologies, Inc. has successfully concluded a financing from Sanatio Capital LLC for $750,000 in equity and a forward commitment to provide a $5,000,000 operating line of credit, to support the FDA approval and commercial launch of Clyra’s advanced wound care products.

Clyra Medical Technologies holds the exclusive license to commercialize BioLargo’s technology in the Advanced Wound Care industry. Sanatio has purchased 40% of the issued and outstanding shares of Clyra in exchange for its investment and its commitment to fund the operating line of credit. Details of the transaction are described in the Form 8-K filed by BioLargo, Inc., with the SEC and can be viewed here: click here

Dennis P. Calvert, President & CEO of BioLargo commented, “This is another important milestone for BioLargo and Clyra as we continue to advance our mission to Make Life Better with our sustainable, disruptive, patent-protected technologies. We believe our Clyra products represent a technical advancement in the way wounds can be better managed to promote healing and that they will reduce human suffering around the world.”

Steve Harrison, President of Clyra Medical Technologies commented, “We believe that this financing will provide the capital needed to help Clyra secure the appropriate regulatory approvals and launch what we believe will become a game changer for the Advanced Wound Care industry. This segment is a $6 billion market and we believe we will be able to offer better technical solution to this market”.

About Sanatio Capital

Sanatio Capital was created around the goal of identifying and supporting game-changing, high-impact technology. This vision is driven forward by powerful management teams focused on addressing challenges facing humanity and relieving human suffering around the world by creating innovative products. The company was founded by the Strommen family, the founders and leaders of PD Instore. With 75+ years of experience in product development, they bring product expertise and a network of relationships to leading retail companies around the world, helping 'big brands dream big.'

About BioLargo

BioLargo, Inc. (BLGO) makes life better by delivering sustainable technology-based products that help solve some of the most widespread problems threatening the world's supply of water, food, agriculture, healthcare and energy. More information can be found about the company and its subsidiaries at www.BioLargo.com. Its subsidiary BioLargo Water, Inc. (www.BioLargoWater.com) showcases the Advanced Oxidation Systems, including its AOS Filter -- a product in development specifically designed to eliminate common, troublesome, and dangerous (toxic) contaminants in water in a fraction of the time and cost of current technologies. It is the winner of the Technology Star award by New Technology Magazine for its breakthrough innovation for the oil industry and is named the Technology Innovation Leader in the water treatment market by Frost & Sullivan. BioLargo also owns a 50% interest in the Isan System, which was honored with a "Top 50 Water Company for the 21st Century" award by the Artemis Project now being commercialized under a license to Clarion Water, Inc. BioLargo’s subsidiary Odor-No-More Inc., features award-winning products serving the pet, equine, military supply and consumer markets, including the Nature's Best Solution® and Deodorall® brands (www.OdorNoMore.com). BioLargo’s subsidiary Clyra Medical Technologies, Inc. (www.ClyraMedical.com) focuses on advanced wound care management and is preparing to make FDA 510(k) applications in 2016.

Safe Harbor Statement

The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, the risks and uncertainties included in BioLargo's current and future filings with the Securities and Exchange Commission, including those set forth in BioLargo’s Annual Report on Form 10-K for the year ended December 31, 2014.

Company contact:
Dennis Calvert
President
BioLargo, Inc.
949-643-9540 x1